UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2006

___________

GREENS WORLDWIDE INCORPORATED

(Exact name of registrant as specified in its charter)

Arizona (State or other jurisdiction of incorporation)	000-25025 (Commission File Number)	86-0718104 (I.R.S. Employer Identification No.)
346 Woodland Church Road Hertford, North Carolina (Address of principal executive offices)	27944 (Zip Code)

Registrant’s telephone number, including area code: 252-264-2064

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

In connection with the management change disclosed in Item 5.02 below, Greens Worldwide Incorporated (the “Company”) and David W. Hutchens entered into an Executive Employment Agreement (the “Agreement”) effective August 24, 2006. As disclosed in Item 1.02 below, the Company and Mr. Hutchens agreed to terminate the Agreement effective September 18, 2006 in connection with his resignation from the Company for personal reasons.

The Agreement provided for Mr. Hutchens’ service as Chief Financial Officer of the Company and was for an initial five-year term, with automatic one-year renewals. The Agreement also provided for an annual base salary of $110,000, with five-percent minimum annual increases. Mr. Hutchens also received a stock option to acquire 75,000 shares of the Company’s common stock at the fair market value of such stock on August 24, 2006 ($48,000). The option vested immediately and would have been exercised over a three-year period from the date of the Agreement. Mr. Hutchens was eligible to participate in the Company’s bonus and equity compensation plans. The Agreement also provided for standard health and related benefits.

Under the terms of the Agreement, the Company could terminate employment for or without cause, as provided in the Agreement. Termination of employment for any reason would have generally resulted in the payment of accrued or awarded, but unpaid, salary and bonus. If employment terminated due to Mr. Hutchens’ death, Mr. Hutchens’ estate would have received also 12 additional months of salary. If the Company terminated his employment without cause or Mr. Hutchens terminated his employment for good reason, as provided in the Agreement, Mr. Hutchens would have been entitled to receive also (i) one-half of the greater of his annual base salary under the Agreement or his annual base salary then in effect, (ii) a pro-rata cash bonus that he would have been eligible to receive for the year in which termination occurred, (iii) a pro-rata equity compensation award that he would have been eligible to receive for the year in which termination occurred and (iv) the provision of six months of health benefits or its cash equivalent payment, at his election.

The Agreement also included covenants relating to non-solicitation and non-hiring of the Company’s employees for a period of 12 months following termination of employment with cause or without good reason.

The full text of the Agreement is attached as Exhibit 10.1 to this report and is incorporated by reference into this Item 1.01.

Item 1.02.	Termination of a Material Definitive Agreement.

The Company and Mr. Hutchens agreed to terminate the Agreement effective September 18, 2006 in connection with his resignation from the Company for personal reasons. The parties to the Agreement mutually agreed to its termination.

As a result of the termination of the Agreement, neither the Company nor Mr. Hutchens has any future rights or obligations under the Agreement. For example, Mr. Hutchens will not receive any severance payments arising from the termination of his employment due to the termination of the Agreement. In addition, the Company and Mr. Hutchens mutually agreed to the termination of the stock option provided for in the Agreement. A description of the terms and conditions of the Agreement is disclosed in Item 1.01 above and is incorporated by reference into this Item 1.02.

Item 5.02.          Departure of Directors or Principal Officers; Election of Directors;
                           Appointment of Principal Officers.

Effective August 24, 2006, the Company appointed David W. Hutchens as Chief Financial Officer.

Mr. Hutchens, 59, was the President and CFO of Palladium Project Management, a firm dedicated to providing IT Project and Financial Leadership to its client organizations. Mr. Hutchens, an Indiana native, held numerous auditing and accounting executive positions with Florsheim and Alberto Culver, as well as significant project management roles at Dun & Bradstreet Software. He has held CFO responsibilities at several start-ups, including his position as President and CFO for Pinnacle Consulting, a professional consulting firm, where he built a professional services organization of 110 professionals with revenues exceeding $13,000,000 in 1999. Mr. Hutchens received a B.S. from St. Joseph’s College in Rensselaer, Indiana, and resides in suburban Chicago, Illinois.

On September 18, 2006, Mr. Hutchens resigned from the Company for personal reasons.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement, dated as of August 24, 2006, between Greens Worldwide Incorporated and David Hutchens.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

        GREENS WORLDWIDE INCORPORATED

Date:	September 21, 2006	By: /s/R. Thomas Kidd
R. Thomas Kidd
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement, dated as of August 24, 2006, between Greens Worldwide Incorporated and David Hutchens.